Exhibit 5

K&L Gates LLP Hearst Tower, 47th Floor 214 North Tryon Street Charlotte, NC 28202

T 704.331.7400 www.klgates.com

October 21, 2008

Each of the Purchasers signatory to the Securities

Purchase Agreement dated October 21, 2008

with DARA BioSciences, Inc. listed on

Exhibit A hereto

Gilford Securities Incorporated

777 Third Avenue, 17th Floor

New York, NY 10017

Ladies and Gentlemen:

We have acted as counsel to DARA BioSciences, Inc., a Delaware corporation (the “Company”), in connection with the transactions (the “Transactions”) contemplated by the Securities Purchase Agreement dated October 21, 2008 (the “Agreement”) between the Company and Purchasers signatory thereto (the “Purchasers”). This opinion letter is delivered pursuant to Section 2.2 of the Agreement. All capitalized terms used and not otherwise defined herein shall have the same meanings as are ascribed to them in the Agreement.

In rendering the opinions set forth herein, we have reviewed:

(a) the Agreement;

(b) the Warrants;

(c) the Registration Statement;

(d) the Prospectus;

(e) the Prospectus Supplement;

(f) the Placement Agent Agreement between the Company and Gilford Securities Incorporated (the “Placement Agent”) dated October 21, 2008 (the “Placement Agent Agreement”); and

(g) the Common Stock Purchase Warrants to the be issued to the Placement Agent pursuant to the Placement Agent Agreement (the “Placement Agent Warrants”).

October 21, 2008

The documents described and identified in clauses (a) through (g) above are referred to as the “Transaction Documents.”

We have also reviewed a copy of the certificate of incorporation of the Company as certified by the Delaware Secretary of State on October 14, 2008 (the “Certificate of Incorporation”), the bylaws of the Company, as amended (the “Bylaws”), and copies of resolutions of the board of directors of the Company and such other documents, and have considered such matters of law and fact, in each case as we, in our professional judgment, have deemed appropriate to render the opinions contained herein. With respect to certain facts, we have considered it appropriate to rely upon certificates or other comparable documents of public officials and officers or other appropriate representatives of the Company without investigation or analysis of any underlying data contained therein.

The phrases “to our knowledge” and “known to us” mean the conscious awareness by lawyers in the primary lawyer group of factual matters such lawyers recognize as being relevant to the opinion or confirmation so qualified. Where any opinion or confirmation is qualified by the phrase “to our knowledge” or “known to us,” the lawyers in the primary lawyer group are without knowledge, or conscious awareness, that the opinion or confirmation is untrue. “Primary lawyer group” means any lawyer in this firm (i) who signs this opinion letter, (ii) who is actively involved in negotiating or documenting the Transactions or (iii) solely as to information relevant to a particular opinion or factual confirmation issue, who is primarily responsible for providing the response concerning the particular opinion or issue.

The opinions set forth herein are limited to matters governed by the General Corporation Law of the State of Delaware, the laws of the State of North Carolina and the federal laws of the United States, and no opinion is expressed herein as to the laws of any other jurisdiction. We note that the Warrants and the Placement Agent Warrants, by cross reference to the Agreement, provide that they are to be governed by the laws of New York. Our opinion in paragraph 4 as to the legality, validity, binding effect and enforceability of the Warrants and the Placement Agent Warrants is intended to address the legality, validity, binding effect and enforceability of the Warrants and the Placement Agent Warrants were they, notwithstanding such provision, governed by the laws of the State of North Carolina, and is not intended to address matters of New York law. We express no opinion concerning any matter respecting or affected by any laws other than laws that a lawyer in North Carolina exercising customary professional diligence would reasonably recognize as being directly applicable to the Company, the Transactions or both.

Based upon and subject to the foregoing and the further assumptions, limitations and qualifications hereinafter expressed, it is our opinion that:

October 21, 2008

1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the General Corporation Law of the State of Delaware. The Company is qualified to do business as a foreign corporation and is in good standing in North Carolina.

2. Subject to obtaining stockholder approval with respect to the issuance of the Shares, the Warrants and the Warrant Shares comprising the Remaining Units, the issuance of the Shares, the Warrants, the Warrant Shares, the Placement Agent Warrants and the shares of common stock underlying the Placement Agent Warrants (the “Placement Agent Shares”) have been duly authorized and, when issued and duly paid for in accordance with the terms of the Agreement, the Warrants, the Placement Agent Agreement and the Placement Agent Warrants will be, validly issued, fully paid and non-assessable. The issuance of the Shares, the Warrants, the Warrant Shares, the Placement Agent Warrants and the Placement Agent Shares will not be subject to statutory or, to our knowledge, contractual preemptive rights of any stockholder of the Company.

3. The Company has the corporate power and authority to (a) execute, deliver and perform the Agreement, the Warrants, the Placement Agent Agreement and the Placement Agent Warrants, (b) issue, sell and deliver the Shares, the Warrants, the Warrant Shares, the Placement Agent Warrants and the Placement Agent Shares, (c) own and lease its properties and (d) conduct its business as described in the Registration Statement, the Prospectus and the Prospectus Supplement.

4. Subject to obtaining stockholder approval with respect to the issuance of the Shares, the Warrants and the Warrant Shares comprising the Remaining Units, the execution, delivery and performance by the Company of the Agreement, the Warrants, the Placement Agent Agreement and the Placement Agent Warrants have been duly authorized by all requisite corporate action on the part of the Company and have been duly executed and delivered by the Company. Each Warrant and each Placement Agent Warrant constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Board of Directors of the Company has duly authorized the preparation and filing with the Securities and Exchange Commission of the Registration Statement, the Prospectus and the Prospectus Supplement.

5. Subject to obtaining stockholder approval with respect to the issuance of the Shares, the Warrants and the Warrant Shares comprising the Remaining Units, the execution and delivery by the Company of the Agreement, the Warrants, the Placement Agent Agreement and the Placement Agent Warrants do not, and the Company’s performance of its obligations thereunder will not, (a) violate the Certificate of Incorporation or Bylaws, as in effect on the date hereof, (b) violate in any material respect any state or federal law, rule, regulation or ordinance or any judgment, order or decree of any state or federal court or governmental or administrative authority, in each case that, to our knowledge, is applicable to the Company or its properties or

October 21, 2008

assets and which could have a material adverse effect on the Company’s business, properties, assets, financial condition or results of operations or prevent the performance by the Company of any material obligation under the Agreement or the Warrants, or (c) require any authorization, consent, approval of or other action of, notice to or filing or qualification with any state or federal governmental authority, except as have been, or will be, made or obtained.

6. The Registration Statement has become effective under the Act, and no stop order suspending the effectiveness of the Registration Statement or the Prospectus has been issued, and no proceedings for that purpose have been instituted or are pending, threatened or contemplated under the Act or applicable state securities laws. Any required filing of the Prospectus and the Prospectus Supplement pursuant to Rule 424(b) of the Act has been made in the manner and within the time period required by such Rule 424(b).

7. The Registration Statement, the Prospectus and the Prospectus Supplement, and each amendment or supplement thereto as of its effective or issue date (except for the financial statements, the notes thereto, the financial statement schedules, and the other financial and statistical information included therein or omitted therefrom, as to which we do not express an opinion) complied as to form in all material respects with the requirements of the Act.

In addition, as securities counsel to the Company, we have participated in conferences with representatives of the Company and its other counsel and its accountants concerning the Registration Statement, the Prospectus and the Prospectus Supplement, and have considered the matters required to be stated therein and the statements contained therein, although we have not independently verified and are not passing upon and assume no responsibility for the accuracy, completeness or fairness of such statements. Based upon and subject to the foregoing, we advise you supplementally as a matter of fact and not opinion that nothing has come to our attention to cause us to believe that the Registration Statement, as of its effective date, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or that the Prospectus or the Prospectus Supplement, at the time each was first filed with the Commission pursuant to Rule 424(b) under the Act or as of the date hereof, contained or contains an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (it being understood that we have not been requested to and do not make any comment in this paragraph with respect to the financial statements, the notes thereto, the financial statement schedules, and other financial and statistical information contained in or omitted from the Registration Statement, the Prospectus or the Prospectus Supplement.).

October 21, 2008

We call your attention to the fact that as a matter of customary practice, certain assumptions underlying opinions are understood to be implicit. In addition, the opinions expressed above are subject to the following assumptions, qualifications and limitations:

(a) This opinion is subject to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law), which may, among other things, deny rights of specific performance.

(b) This opinion is subject to the effect of applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws affecting the enforcement of creditors’ rights generally.

(c) In rendering our opinion that the Company “is a corporation” and is “in existence,” we have relied solely upon a Certificate of Existence regarding the Company from the Delaware Secretary of State dated October 14, 2008.

(d) In rendering our opinion that the Company qualified to do business in and is in “good standing” in North Carolina, we have relied solely upon a Certificate of Authorization regarding the Company from the North Carolina Secretary of State dated October 14, 2008.

(e) We express no opinion as to the enforceability of any provisions contained in the Warrants or the Placement Agent Warrants that (i) purport to excuse a party for liability for its own acts, (ii) purport to authorize a party to act in its sole discretion or provide that determination by a party is conclusive, (iii) require waivers or amendments to be made only in writing, or (iv) impose liquidated damages, penalties or forfeiture or that limit or alter laws requiring mitigation of damages.

(f) We do not express any opinion as to the enforceability of provisions of the Warrants or the Placement Agent Warrants concerning choice of law, choice of forum or consent to the jurisdiction of courts, venue of actions or means of service of process.

(g) We do not express any opinion as to the enforceability of provisions that enumerated remedies are not exclusive or that a party has the right to pursue multiple remedies without regard to other remedies elected or that all remedies are cumulative.

(h) We do not express any opinion as to the enforceability of severability provisions.

October 21, 2008

(i) We do not express any opinion as to the enforceability of provisions permitting the exercise, under certain circumstances, of rights without notice or without providing opportunity to cure failures to perform.

(j) Certain of the remedies provided under the terms of the Warrants and the Placement Agent Warrants may be further limited or rendered unenforceable by applicable law, but in our opinion such law does not, subject to the other qualifications and exceptions stated elsewhere in this opinion, make the remedies afforded by the Warrants and the Placement Agent Warrants inadequate for the practical realization of the principal benefits purported to be provided thereby.

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This opinion letter is delivered solely for your benefit in connection with the Transactions and may not be used or relied upon by any other person or for any other purpose without our prior written consent in each instance. Our opinions expressed herein are as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein.

Very truly yours,

/s/ K&L Gates, LLP

K&L Gates LLP Hearst Tower, 47th Floor 214 North Tryon Street Charlotte, NC 28202

T 704.331.7400 www.klgates.com

Exhibit A

Investors

Edward and Jane Sherman

Joseph M. and Pamela Longo

ADEC Private Equity Investments, LLC

Robert W. Bailey and Barbara C. Bailey

Alexandra O. Bjorklund

Carter M. Conway

Foster Nelson

Amanda Nelson Ellis

Adele E. Nelson

Martha P. Nelson

Anthony J. Grant

Bryan McShane

Schuepbach Interests